Calculation of Filing Fee Tables
S-8
ABBOTT LABORATORIES
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, without par value	Other	1,476,916	$ 106.60	$ 157,439,245.60	0.0001381	$ 21,742.36
2	Other	Deferred Compensation Obligations	Other	28,603,540		$ 28,603,540.00	0.0001381	$ 3,950.15
Total Offering Amounts:						$ 186,042,785.60		$ 25,692.51
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 25,692.51
Offering Note
[1]	On November 19, 2025, Abbott Laboratories ("Abbott" or the "Registrant") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among Abbott, Exact Sciences Corporation ("Exact Sciences") and Badger Merger Sub I, Inc. ("Merger Sub"). On March 23, 2026, Abbott completed the acquisition of Exact Sciences pursuant to the Merger Agreement (the effective time of such acquisition, the "Effective Time"). The amount registered represents 1,476,916 common shares, without par value, of Abbott (the "Abbott Common Shares"), which represents the aggregate number of Abbott Common Shares which may be issuable upon the vesting or settlement of restricted stock units issued under the Exact Sciences Corporation 2025 Omnibus Long-Term Incentive Plan that were outstanding as of immediately prior to the Effective Time and assumed by Abbott pursuant to the Merger Agreement. The proposed maximum offering price per share and proposed maximum aggregate offering price for the Abbott Common Shares covered by this Registration Statement have been estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee. The price of $106.60 per share represents the average of the high and low sales prices of Abbott Common Shares as reported on the New York Stock Exchange on March 20, 2026. Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional Abbott Common Shares to be offered or issued under the Exact Sciences Corporation 2025 Omnibus Long-Term Incentive Plan pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock dividends, stock splits, recapitalization, or other similar transactions.

[2]	The deferred compensation obligations are unsecured obligations of Abbott to pay deferred compensation in the future pursuant to the terms of the Exact Sciences Corporation Deferred Compensation Plan (the "Deferred Compensation Plan"), which obligations were assumed by Abbott in connection with the consummation of the transactions contemplated by the Merger Agreement. The amount of the deferred compensation obligations has been estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based upon an estimate of the amount of compensation participants may defer under the Deferred Compensation Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources